IMAX CORPORATION

Exhibit 10.38

Summary of Employment Arrangement

October 3, 2011

Mark Welton was appointed President, IMAX Theatres effective October 3, 2011.

Mr. Welton will receive an annual base salary of $400,000, which is subject to annual review coincident with the Company’s annual performance management process.

Mr. Welton is entitled to participate in the IMAX Management Bonus Program under which his target annual performance bonus will be of 37.5% of his base salary.

In the event Mr. Welton’s employment is terminated without cause, any vested stock options granted to Mr. Welton under the Company’s Stock Option Plan will remain available for exercise for a period of six (6) months following the date of such termination.

In the event of termination without cause, Mr. Welton would be entitled to receive the greater of eighteen (18) months of base salary, a pro-rated portion of the target bonus plus car allowance or one (1) month per year of service up to a maximum of 24 months of base salary, a pro-rated portion of target bonus plus car allowance. Mr. Welton is entitled to receive health benefits throughout the severance period.

Mr. Welton is required to mitigate the amount of any severance paid by the Company during the severance period by seeking alternative employment. On the date Mr. Welton obtains alternative employment, the remaining payments will be reduced by half and the health benefits would cease.

For the term of his employment and for two years thereafter, Mr. Welton is subject to customary confidentiality and non-solicitation provisions.

For the term of his employment and for one year thereafter, Mr. Welton is subject to customary non-competition provisions.